May 28, 2024

Thomas Ondrof

Dear Tom:

The purpose of this letter (the “Amending Letter Agreement”) is to memorialize our agreement regarding a change in the date of your planned retirement from your current role as Strategic Advisor. In the December 11, 2023 Letter Agreement[1] between you and Aramark regarding your retirement, we identified May 31, 2024 as your Retirement Date. We have now agreed that you will continue to provide services to Aramark through January 31, 2025 (the “Updated Retirement Date”). You will remain in the role of Strategic Advisor until your retirement becomes effective on the Updated Retirement Date. Nothing in this Amending Letter Agreement will change any of the terms and conditions of your employment or eventual separation from employment as set forth in your Employment Agreement and the Letter Agreement.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me.

Sincerely,

/s/ Abigail A. Charpentier
Abigail A. Charpentier
Senior Vice President, Chief Human Resources Officer

Please sign and date below acknowledging that you have received this letter and accepted its terms.

Accept:	Thomas G. Ondrof
(Please Print Name)
	/s/ Thomas G. Ondrof	5-29-24
	(Please Sign Name)	Date

[1] All capitalized terms not otherwise defined herein will have the definitions set forth for them in the Letter Agreement.